500 President Clinton Ave. Suite 300, Little Rock, AR 72201

Inuvo Reports Financial Results for the Three Month Period Ending September 30, 2017; Revenue Increased 16.2% for the Third Quarter of 2017

Little Rock, AR, November 1, 2017 -- Inuvo, Inc. (NYSE MKT: INUV), an advertising technology company, today reported its financial results for the third quarter ended September 30, 2017. Revenue for the third quarter totaled $20.3 million, an increase year-over-year of 16.2%.

“The business is performing very well leading into the last quarter. We are pleased with our year-over-year revenue growth of 16.2% and the sequential quarterly growth of 11.2% while having maintained a positive adjusted EBITDA. The monthly revenue of the business we acquired has doubled since February and the concentration of revenue within our 2 largest partners has been reduced from 98.6% of total revenue to 71% year-over-year,” stated Rich Howe, Chairman and CEO of Inuvo. “Lastly, as part of our share repurchase program authorized by our Board of Directors, we repurchased 45,900 shares of our common stock in the quarter at an average price of $0.97 per share.”

Third Quarter 2017 Financial Highlights

•	Revenue increased 16.2% to $20.3 million as compared to $17.5 million for the same period the prior year.

•	Operating expenses were improved by 9.8%, from $12.8 to $11.6 million year-over-year.

•	The concentration risk associated with 2 large partners was reduced by 27.6% year-over-year.

•	Adjusted EBITDA totaled $253,000 as compared to $420,000 last year.

•	GAAP net loss from continuing operations was $0.03 per share compared to $0.02 net loss per share last year.

•	Non-cash operating expenses were $0.04 per share totaling $1.1 million in the quarter.

•	Cash balance at September 30, 2017 was $2.9 million.

•	45,900 shares of common stock were repurchased at an average price of $0.97.

Conference Call Information:
Date: Wednesday, November 1, 2017
Time: 4:15 p.m. ET
Domestic Dial-in Number: 1-888-224-1065
International Dial-in Number: 1-719-325-4755
Live Webcast: http://public.viavid.com/player/index.php?id=126865

A telephone replay will be available through November 15, 2017. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 6373515 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology business. The Inuvo MarketPlace is a set of technologies designed to connect advertisers (demand) with consumer audiences through publishers (supply) across device types. Inuvo has the ability to serve ads within content, video and images. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, successful integration of the NetSeer business, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2016. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

INUVO, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016
Net revenue	$20,311,502	$17,485,087	$55,798,545	$51,864,448
Cost of revenue	9,649,295	5,136,242	25,161,761	13,392,598
Gross profit	10,662,207	12,348,845	30,636,784	38,471,850
Operating expenses
Marketing costs	7,161,905	9,921,395	21,122,489	30,395,472
Compensation	2,363,901	1,650,474	7,053,308	4,973,192
Selling, general and administrative	2,025,254	1,229,177	6,308,552	3,759,225
Total operating expenses	11,551,060	12,801,046	34,484,349	39,127,889
Operating loss	(888,853)	(452,201)	(3,847,565)	(656,039)
Interest expense, net	(97,318)	(25,729)	(212,922)	(71,784)
Loss from continuing operations before taxes	(986,171)	(477,930)	(4,060,487)	(727,823)
Income tax benefit	-	43,013	-	91,999
Net loss from continuing operations	(986,171)	(434,917)	(4,060,487)	(635,824)
Net income (loss) from discontinued operations	-	171,844	(1,109)	172,197
Net loss	(986,171)	(263,073)	(4,061,596)	(463,627)
Earnings per share, basic and diluted
From continuing operations	($0.030)	($0.020)	($0.140)	($0.030)
From discontinued operations	-	0.01	-	0.01
Net loss	($0.030)	($0.010)	($0.140)	($0.020)
Weighted average shares outstanding
Basic	28,553,055	24,694,566	28,030,902	24,571,271
Diluted	28,553,055	24,694,566	28,030,902	24,571,271

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016
Loss from continuing operations before taxes	($986,172)	($477,930)	($4,060,487)	(727,823)
Interest expense, net	97,318	25,729	212,922	71,784
Depreciation	406,014	325,236	1,077,143	958,704
Amortization	398,616	231,060	1,162,354	699,648
Stock-based compensation	336,913	315,596	923,072	1,002,044
Non-recurring expense associated with acquiring NetSeer	-	-	996,467	-
Adjusted EBITDA	$252,689	$419,691	$311,471	$2,004,357

Reconciliation of Loss from Continuing Operations before Taxes to Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net loss from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Company Contact:
Inuvo, Inc.
Wally Ruiz
Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Senior Vice President
212-896-1254
valter@kcsa.com